Exhibit 99.2

urban-gro, Inc. Reports Record Third Quarter 2021 Financial Results and Raises Full Year 2021 Revenue Guidance

●	Record third quarter revenue of $18.3 million, representing growth of 119% compared to the prior year period; organic revenue growth was 106%, excluding contribution from the 2WR+ acquisition
●	Quarterly net income of $0.1 million compared to a net loss of ($0.7) million in the prior year period
●	Record quarterly adjusted EBITDA[1] of $1.0 million compared to $0.3 million in the prior year period
●	Project backlog of contractually committed equipment and service orders with deposits received was $22.5 million as of September 30, 2021
●	Strong balance sheet with $40.5 million in cash and no debt
●	Raises 2021 revenue guidance to greater than $60 million and revises adjusted EBITDA guidance to reflect strategic investments in growth
●	Announced exclusive contract with Urban Health Farms to design and build approximately 20 turn-key, food-focused vertical farms throughout Europe
●	Company to host conference call and webcast today, November 9 at 4:30 PM ET

LAFAYETTE, Colo. Nov. 09, 2021 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company focused on the indoor Controlled Environment Agriculture (“CEA”) market, today reported record financial results with record revenues, the 5th consecutive quarter of positive adjusted EBITDA, the 2nd consecutive quarter of overall positive net income, and raised full year 2021 revenue guidance.

Bradley Nattrass, Chairman and CEO, commented, “I am very excited about what the future holds for urban-gro as we further expand upon our integrated service model by executing on accretive and synergistic acquisitions, investing in the European indoor CEA market, and adding key capabilities in people and resources to meet customer demand. I am thrilled with the progression of our 2WR+ acquisition, which has immediately delivered the synergies we envisioned. Further, the recent launch of our urban-gro Financial Services division is yet another tool to service our customers in a holistic manner while proactively breaking down barriers to help accelerate market growth.”

Mr. Nattrass added, “We have been allocating significant resources towards our European initiative this year and I am thrilled to deliver our first large contract in the region with Urban Health Farms – a food-focused CEA leader with a strategy to expand its footprint across Europe. This engagement is the culmination of a focused effort by our team and our results demonstrate the traction we are gaining in this exciting CEA marketplace and reaffirm our standing as the only fully integrated architectural, engineering and cultivation systems integration company in the industry.”

Dick Akright, Chief Financial Officer concluded, “We are extremely pleased with our third quarter financial performance, which marks our fifth consecutive quarter of positive adjusted EBITDA, which remains as a key financial objective for us as we grow. Our business is in a strong position with a flexible capital structure, reflected by our balance sheet that contains more than $40 million in cash and no debt. We are poised for continued growth and are investing into the further buildout of our solution platforms.”

Third Quarter 2021 Financial Results

Revenue was $18.3 million in the third quarter of 2021, as compared to $8.3 million in the prior year period, representing an increase of $10.0 million, or 119%. This increase was driven by incremental services revenue from acquisitions of $1.0 million and an increase in cultivation equipment sales tied to an expansion in client base. Organic revenue growth was 106%, excluding contribution from the 2WR+ acquisition.

Gross profit was $4.3 million or 23% of revenue in the third quarter of 2021, as compared to $1.7 million or 20% of revenue in the prior year period, representing an increase of $2.6 million or 300 basis points as a percent of revenue. The increase in gross profit dollar and margin was driven by higher margin services revenues tied to an increased focus on building out our turnkey services offering.

Operating expenses were $4.2 million in the third quarter of 2021 compared to $1.9 million in the prior year period, representing an increase of $2.3 million. This increase in operating expenses was driven primarily by increased headcount to support both current and future growth, as well as costs associated with the 2WR+ acquisition.

Net income was $0.1 million or breakeven on a per diluted share basis in the third quarter of 2021, as compared to a net loss of ($0.7) million or a net loss per share of ($0.14) in the prior year period, representing an increase of $0.8 million or $0.14 per share.

Adjusted EBITDA was $1.0 million or 5.4% of revenue in the third quarter of 2021 compared to $0.3 million or 3.8% of revenue in the prior year period, representing an increase of $0.7 million or 160 basis points as a percent of revenue. The increase in adjusted EBITDA dollar and margin was driven by growth in revenues and gross profit, partially resulting from utilizing two months of financial performance from the acquisition of 2WR on July 30, 2021, offset by increased operating expenses.

1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results

Summary First Nine Months 2021 Financial Results

Revenue was $43.2 million in the first nine months of 2021 compared to $16.6 million in the prior year period, representing an increase of $26.6 million, or 160%.

Net loss was ($0.3) million or ($0.03) per share in the first nine months of 2021 compared to a net loss of ($4.0) million or ($0.83) per share in the prior year period, representing an increase of $3.7 million or $0.80 per share. The increase in net income was driven by properly capitalizing the company so management could effectively execute on the strategic plan which is built on a high-margin services platform, which smoothly converts to the design, procurement, integration, and commissioning of equipment systems.

Adjusted EBITDA was $2.1 million or 4.9% of revenue in the first nine months of 2021 compared to $(0.9) million or (5.2%) of revenue in the prior year period, representing an increase of $3.0 million. The increase in adjusted EBITDA dollar and margin was driven by growth in revenues and gross profit offset by increased operating expenses.

Backlog as of September 30, 2021

Consolidated backlog is unrealized revenue represented by contractually committed equipment or service orders with deposits received. As of September 30, 2021, total backlog was $22.5 million, comprised of an equipment backlog of $18.6 million and a services backlog of $3.9 million.

Full Year 2021 Guidance

The Company is updating its full year 2021 expectations as follows:

●	Raising 2021 full year revenue guidance to greater than $60 million, compared to a prior range of $54 to $59 million
●	Lowering 2021 full year adjusted EBITDA guidance to greater than $2.5 million, compared to a prior range of $4 to $5 million, to account for incremental strategic investments in growth
●	Guidance includes pro-rata contribution from its recent acquisition of 2WR+ Partners

Recent Developments

European Expansion

The Company’s investment in market entry into EMEA is progressing well with active service engagements in the Netherlands, Macedonia, and Portugal. In addition to those engagements, as announced earlier today, the Company has been named as the exclusive architectural design, engineering, build, and equipment integration partner for Urban Health Farms, a food-focused CEA producer with plans to commission approximately 20 industrial farms to deliver locally grown food, in a sustainable model, to communities throughout Europe. Further, the recent hiring of a VP of Horticulture with experience across Europe and the Middle East has bolstered its presence and capabilities. The Company is working towards continuing to deliver its service offerings, converting a strong food-focused and cannabis CEA pipeline of opportunities, and opening a physical office location and base in the Netherlands.

2WR+ Acquisition

On July 30, 2021 the Company completed the acquisition of MJ12 Design Studio and associated companies, 2WR of Georgia and 2WR of Colorado (2WR+ Partners). The transaction was funded with a combination of cash and UGRO common stock (issued out of corporate treasury stock from prior buyback program), including contingent consideration of up to $2.0 million based on achievement of certain performance metrics. The acquisition extends urban-gro’s services into early-stage conceptual design and planning, and it creates the industry’s first fully integrated architecture, engineering, and cultivation systems company serving the cannabis and food-focused CEA sectors. The company expects the transaction to be accretive to earnings within the first year and drive significant waterfall revenue opportunities for urban-gro’s existing suite of products and services.

Financial Services Division Launch

On October 5, 2021 the Company launched its Financial Services Division and entered into a strategic partnership with XS Financial (CSE:XSF) (OTCQB: XSHLF) (“XSF”), a specialty finance company providing CAPEX financing solutions including equipment leasing to cannabis companies in the United States. The partnership allows for XS Financial to provide urban-gro’s clients with CAPEX leasing solutions and XSF customers with access to urban-gro’s vendors and enhanced purchasing power.

Conference Call Details

urban-gro will host a conference call and live audio webcast to discuss the operational and financial results today, November 09, 2021 at 4:30 PM ET. Interested participants and investors may access the conference call by dialing 888-506-0062 (U.S.), 973-528-0011 (International). The live webcast will be accessible on the Events page of the Investors section of the urban-gro website, ir.urban-gro.com, and will be archived for 90 days following the event.

Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest expense, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness and extinguishment, stock-based compensation expense, and acquisition costs that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure, and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

Definitions:

Organic Revenue is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2021. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Equipment systems	$16,454,321	$7,431,693	$39,978,388	$13,723,868
Services	1,461,041	448,882	2,009,961	1,490,216
Consumable products	372,449	478,847	1,165,115	1,411,604
Total Revenue	18,287,811	8,359,422	43,153,464	16,625,688

Cost of Revenue	14,029,677	6,654,134	33,332,303	12,613,461
Gross profit	4,258,134	1,705,288	9,821,161	4,012,227

Operating expenses:
General and administrative	3,685,396	1,454,570	8,283,233	5,110,476
Stock-based compensation	506,034	399,258	1,096,441	1,391,807
Total operating expenses	4,191,430	1,853,828	9,379,674	6,502,283

Income (loss) from operations	66,704	(148,540)	441,487	(2,490,056)

Non-operating income (expenses):
Interest expense	(4,331)	(393,158)	(326,397)	(1,057,501)
Interest expense – beneficial conversion of notes payable	-	-	(636,075)	-
Loss on extinguishment of debt	-	-	(790,723)	-
Contingent consideration	-	(155,000)	-	(155,000)
Impairment of investment	-	-	-	(310,000)
PPP Loan Forgiveness	-	-	1,032,316	-
Other income	(2,717)	2,417	7,910	52,675
Total non-operating income (expenses)	(7,048)	(545,741)	(712,969)	(1,469,826)

Income (loss) before income taxes	59,656	(694,281)	(271,482)	(3,959,882)

Income tax expense (benefit)	-	-	-	-
Net income (loss)	$59,656	$(694,281)	$(271,482)	$(3,959,882)

Comprehensive income (loss)	$59,656	$(694,281)	$(271,482)	$(3,959,882)

Earnings (loss) per share:
Earnings (loss) per share - basic	$0.01	$(0.14)	$(0.03)	$(0.83)
Earnings (loss) per share - dilutive	$0.00	$(0.14)	$(0.03)	$(0.83)

Weighted average share - basic	11,440,255	4,814,699	10,177,482	4,784,484
Weighted average shares - dilutive	12,204,530	4,814,699	10,177,482	4,784,484

The following table reconciles net loss attributable to the Company to Adjusted EBITDA for the periods presented:

	Three months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Net Income (Loss)	$56,656	$(694,281)	$(271,482)	$(3,959,882)
Interest expense	4,331	393,158	326,397	1,057,501
Interest expense – BCF	–	–	636,075	–
Impairment loss	–	–	–	310,000
Loss on extinguishment of debt	–	–	790,723	–
Stock-based compensation	506,034	399,258	1,096,441	1,391,807
Contingent consideration - purchase price	–	155,000	–	155,000
Impairment of investment	–	–	–	–
Depreciation and amortization	154,306	61,339	263,932	181,750
Acquisition costs	141,052	–	198,609	–
One-time employee expenses	125,000	–	125,000	–
PPP loan forgiveness	–	–	(1,032,316)	–
Adjusted EBITDA	$990,379	$314,474	$2,133,379	$(863,824)

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303.618.5080

stan@themaverickpr.com